UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 14, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

                                                                    NEWS RELEASE

                                                        CONTACTS: (408) 995-5115
                                          Media Relations: David Michetti, x1273
                                          Investor Relations: Lisa Poelle, x1285


                CALPINE ANNOUNCES CLOSING OF CCFC I SECURED NOTES

     (SAN JOSE, CALIF.) Aug. 14, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that its wholly owned subsidiary, Calpine Construction Finance Company, L.P. (CCFC I), has received funding on its $750 million institutional term loans and secured notes offering.

     The offering was comprised of the following:

     o $385 million of First Priority Secured Institutional Term Loans Due 2009 offered at 98% of par and priced at Libor plus 600 basis points, with a Libor floor of 150 basis points.

     o $365 million of Second Priority Secured Floating Rate Notes Due 2011 offered at 98.01% of par and priced at Libor plus 850 basis points, with a Libor floor of 125 basis points.

     The noteholders' recourse will be limited to CCFC I's seven natural gas-fired electric generating facilities located in various power markets in the United States, and related assets and contracts.

     Net proceeds from the offering were used to refinance a portion of CCFC I's existing indebtedness, which matures in November 2003. The remaining balance of CCFC I was repaid from cash on hand.

     The First Priority Secured Institutional Term Loans Due 2009 were offered in the institutional term loan market. The Second Priority Secured Floating Rate Notes Due 2011 were offered in a private placement under Rule 144A, have not been and will not be registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.




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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  August 14, 2003